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                                                                    Exhibit 23.4

                                 March 20, 2002

Kim Clark
Dean, Harvard Business School
Morgan Hall 125
Soldiers Field
Boston, MA 02163

Dear Kim:

                  As you may know, JetBlue Airways Corporation ("JetBlue") filed an S-1 Registration Statement with the Securities and Exchange Commission on February 12, 2002. As part of the filing of an amendment to the registration statement, we will be including your name and biographical information in the registration statement in connection with your becoming a director upon the completion of the public offering. At this time we would like to solicit your consent to include this information in the registration statement to be filed with the SEC.

                  Please indicate your consent to the inclusion of the information in the registration statement by signing this consent and returning it via facsimile to John Harvey (203-655-7442) within the next week.


                                               Very truly yours,

                                               JETBLUE AIRWAYS CORPORATION


                                               By: /s/ JOHN HARVEY
                                                   ---------------------------
                                                   John Harvey
                                                   Vice President & Treasurer

Agreed and accepted:

By: /s/ KIM B. CLARK
    -----------------------
Name: KIM B. CLARK
Title: DEAN, HBS